Exhibit 99.1

FTD Companies, Inc. Announces First Quarter 2016 Financial Results

Company Reports First Quarter 2016 Consolidated Revenues of $330.6 Million

Company Reports First Quarter 2016 Net Cash Provided by Operating Activities of $17.6 Million and Free Cash Flow of $14.2 Million

Company Reiterates 2016 Annual Guidance

DOWNERS GROVE, Ill. — May 5, 2016 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the first quarter ended March 31, 2016.

“The first quarter of 2016 was broadly in line with our expectations and we are reaffirming our previously provided guidance for the full year,” commented FTD President and Chief Executive Officer, Robert Apatoff. “2016 marks the second year of our multi-year integration plan and our team continues to remain focused on growing profitability and cash flow generation. We are moving forward on a number of new initiatives to continue to strengthen our solid foundation, to position the business for future growth and to return value to our shareholders.”

First Quarter Results

Consolidated revenues were $330.6 million for the first quarter of 2016, compared to $367.8 million for the first quarter of 2015. The decrease in first quarter consolidated revenues compared to the prior year period was due to a decrease in revenues in the Provide Commerce and Consumer segments, partially offset by an increase in revenues in the Florist and International segments, excluding foreign currency fluctuations. Changes in foreign currency exchange rates negatively impacted 2016 first quarter revenues by $3.0 million. Consolidated revenues were negatively impacted during the first quarter of 2016 by the Sunday timing of the Valentine’s Day holiday, partially offset by benefits from the shift in the timing of the Easter holiday to the first quarter in 2016 as compared to the second quarter in 2015.

Net income was $2.1 million for the first quarter of 2016, compared to net income of $2.0 million for the first quarter of 2015. Adjusted Net Income for the first quarter of 2016 was $14.6 million, compared to $16.6 million for the same period of the prior year. Adjusted Net Income for the first quarter of 2016 includes an increase of $1.4 million in bad debt expense in the Florist segment and other income of $1.8 million, primarily related to gains on corporate-owned life insurance policies that were held by Provide Commerce. Adjusted Net Income excludes the after-tax impact of stock-based compensation, amortization, transaction-related costs, restructuring and other exit costs.

Adjusted EBITDA was $31.0 million, or 9.4% of consolidated revenues, for the first quarter of 2016, compared to $33.2 million, or 9.0% of consolidated revenues, for the first quarter of 2015. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Segment Results

Consumer Segment: Consumer segment revenues for the first quarter of 2016 decreased 10.7% to $78.7 million, compared to $88.1 million in the first quarter of 2015. This decline was primarily due to a 12.5% decrease in consumer orders, partially offset by a $1.28, or 1.8%, increase in average order value to $72.67. Consumer segment operating income was $6.5 million, or 8.2% of segment revenues, for the first quarter of 2016, compared to $7.5 million, or 8.5% of segment revenues, in the prior year quarter.

Provide Commerce Segment: Provide Commerce segment revenues for the first quarter of 2016 decreased 14.3% to $157.1 million, compared to $183.2 million for the first quarter of 2015, primarily driven by a 12.7% decrease in consumer orders and a decrease of $1.08, or 2.1%, in average order value to $49.69. The decline in segment revenues was due to a 19.7% decline in the ProFlowers business and a 7.7% decline in the Gourmet Foods business, offset in part by 8.6% growth in revenues in the Personal Creations business. Provide Commerce segment operating income was $7.1 million, or 4.5% of segment revenues, for the first quarter of 2016, compared to operating income of $8.9 million, or 4.9% of segment revenues, in the prior year quarter.

Florist Segment: Florist segment revenues for the first quarter of 2016 increased 2.1% to $47.0 million, compared to $46.0 million for the first quarter of 2015. This increase was due to an increase in service revenues of $1.2 million, partially offset by a decrease in products revenues of $0.2 million. Florist segment operating income was $12.8 million, compared to $14.1 million for the first quarter of 2015. Segment operating income was negatively impacted by the $1.4 million increase in bad debt expense described above. Florist segment operating income was 27.3% of segment revenues for the first quarter of 2016, compared to 30.8% for the first quarter of 2015. Average revenues per member increased 7.4% to $3,888 for the first quarter of 2016, compared to $3,619 in the prior year quarter.

International Segment: International segment revenues for the first quarter of 2016 were $52.7 million, compared to $55.3 million for the first quarter of 2015. On a constant currency basis, International segment revenues increased 1.0%, or $0.5 million, driven by a 2.7% increase in average order value, which was $49.61 for the quarter, partially offset by a 1.0% decrease in consumer orders. International segment operating income was $7.7 million, or 14.7% of segment revenues, for the first quarter of 2016, compared to $8.0 million, or 14.4% of segment revenues, in the prior year quarter. On a constant currency basis, International segment operating income increased $0.2 million, or 2.7%, for the first quarter compared to the prior year period.

Balance Sheet and Cash Flow Highlights

Net cash provided by operating activities was $17.6 million for the three months ended March 31, 2016, compared to net cash provided by operating activities of $21.9 million for the prior year period. For the first three months ended March 31, 2016, the Company generated Free Cash Flow of $14.2 million compared to $21.5 million for the prior year period. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Cash and cash equivalents increased $7.3 million to $65.2 million as of March 31, 2016, compared to $57.9 million as of December 31, 2015. Excluding debt issuance costs, debt outstanding as of March 31, 2016 was $295 million, compared to $300 million as of December 31, 2015.

On March 8, 2016, the board approved a new share repurchase program, authorizing the Company to repurchase up to $60 million of stock over the next two years.

Business Outlook

For the full year 2016, the Company reiterated the following outlook:

•	Consolidated revenues flat to down 4% compared to $1.22 billion of revenues in 2015
•	Consolidated Adjusted EBITDA of approximately $125 million to $130 million, representing year over year growth of 3% to 8%, excluding breakage in 2015
•	Net income of approximately $8 million to $12 million
•	Capital expenditures of approximately $20 million
•	Amortization of intangible assets of approximately $61 million, in line with 2015
•	Stock-based compensation expense of approximately $18 million

In connection with the outlook provided above, please note that the seasonality of the Company’s business impacts its profitability and cash flows from operations on a quarterly basis. The Company anticipates positive Consolidated Adjusted EBITDA in every quarter of 2016 and positive Free Cash Flow for full year 2016. Due to a variety of factors, however, actual results may differ significantly from the outlook provided. Factors include, without limitation, the factors referenced in this release under “Cautionary Information Regarding Forward-Looking Statements.”

Conference Call

The Company will be hosting a conference call today, May 5, 2016, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company's website at http://www.ftdcompanies.com. In addition, you may dial 877-407-4018 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through May 19, 2016.  Participants can dial 877-870-5176 to hear the playback. The passcode is 13635426.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States, Canada, the United Kingdom and the Republic of Ireland. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in nearly 40,000 floral shops in approximately 150 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari's Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Flowers Direct™, Ink Cards™, Postagram™ and Gifts.com™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; statements regarding expected synergies and benefits of the Company’s acquisition of Provide Commerce; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Definitions

(1) Segment operating income. The Company's chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges and gains, transaction-related costs, restructuring and other exit costs, and impairment of goodwill and intangible assets. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income (expense). Please refer to the tables in this press release for a reconciliation of segment operating income to net income.

(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are individual units delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com, www.proflowers.com, www.berries.com, and www.personalcreations.com websites, associated mobile sites and applications, the 1-800-SEND-FTD telephone number and various other telephone numbers; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk, www.flyingflowers.co.uk and www.interflora.ie websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer, International, and Provide Commerce segments is tracked in their local currency, the U.S. Dollar for both the Consumer and Provide Commerce segments, and the British Pound ("GBP") for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company's floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

Non-GAAP Measures

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and impairment of goodwill and intangible assets.

Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees.

The Company's definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company's core operations, this measure provides investors with additional useful information to measure the Company's financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the Company's performance. The Adjusted EBITDA metric also is used as a performance measure under the Company's senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility. The Company also uses this measure as a basis in determining certain incentive compensation targets for certain members of the Company's management.

Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company's business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company's workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company's core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable.

An additional limitation associated with the use of this measure is that the term "Adjusted EBITDA" does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company's performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company's GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company's financial results for the foreseeable future.

(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges and gains, and cash paid for restructuring and other exit costs.

(7) Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, loss on extinguishment of debt, and impairment of goodwill and intangible assets.

Contacts

Investor Relations:
Jandy Tomy
630-724-6984
ir@ftdi.com

Media Inquiries:

Amy Toosley

858-638-4648

pr@ftdi.com

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended
	March 31,
	2016	2015
Revenues:
Consumer segment	$78,659	$88,070
Provide Commerce segment	157,097	183,236
Florist segment	46,992	46,004
International segment	52,713	55,256
Intersegment eliminations	(4,859)	(4,785)
Total revenues	330,602	367,781

Operating expenses:
Cost of revenues	214,026	236,425
Sales and marketing	67,916	76,412
General and administrative	29,495	33,135
Amortization of intangible assets	15,416	15,401
Restructuring and other exit costs	433	2,168
Total operating expenses	327,286	363,541

Operating income	3,316	4,240
Interest expense, net	(2,314)	(2,308)
Other income/(expense), net	1,809	(11)

Income before income taxes	2,811	1,921
Provision/(benefit) for income taxes	720	(113)

Net income	$2,091	$2,034

Earnings per common share:
Basic earnings per share	$0.07	$0.07
Diluted earnings per share	$0.07	$0.07

Average Shares Outstanding:
Basic	27,655	29,217
Diluted	27,716	29,284

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2016	2015
ASSETS

Cash and cash equivalents	$65,220	$57,892
Accounts receivable, net	31,132	28,177
Inventories	27,533	25,611
Property and equipment, net	63,366	64,753
Intangible assets, net	324,078	340,559
Goodwill	559,429	561,656
Other assets (a)	37,754	43,080
Total assets	$1,108,512	$1,121,728
LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$149,356	$157,728
Debt (a)	290,286	294,946
Deferred tax liabilities, net	110,091	112,769
Other liabilities	16,515	15,059
Total liabilities	566,248	580,502
Total equity	542,264	541,226
Total liabilities and equity	$1,108,512	$1,121,728

(a) - During the first quarter of 2016, the company adopted the accounting guidance related to the presentation of debt issuance costs. The December 31, 2015 balance sheet includes a reclassification of $5.1 million of debt issuance costs from Other Assets to Debt.

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended
	March 31,
	2016	2015
Cash flows from operating activities:
Net income	$2,091	$2,034
Adjustments to reconcile net income to net cash provided by/(used for) operating activities:
Depreciation and amortization	21,277	20,755
Stock-based compensation	4,040	1,942
Provision for doubtful accounts receivable	1,693	285
Amortization of debt issue costs	340	340
Deferred taxes, net	(2,515)	(4,833)
Excess tax (benefits) shortfalls from equity awards	4	(390)
Gains on life insurance	(1,583)	—
Other, net	1	52
Changes in operating assets and liabilities, net of acquisition related purchase accounting adjustments:
Accounts receivable, net	(4,709)	(4,439)
Inventories	(1,949)	(2,330)
Prepaid expenses and other assets	4,206	4,325
Accounts payable and accrued liabilities	(9,355)	125
Income taxes receivable or payable	2,781	2,579
Other liabilities	1,253	1,496
Net cash provided by operating activities	17,575	21,941
Cash flows from investing activities:
Purchases of property and equipment	(4,611)	(3,602)
Proceeds from life insurance	944	—
Net cash used for investing activities	(3,667)	(3,602)
Cash flows from financing activities:
Payments on long-term debt	(5,000)	(25,000)
Exercise of stock options and purchases from employee stock plans	—	7
Repurchases of common stock	(1,633)	(12,012)
Excess tax benefits (shortfalls) from equity awards	(4)	390
Net cash used for financing activities	(6,637)	(36,615)
Effect of foreign currency exchange rate changes on cash and cash equivalents	57	(929)

Change in cash and cash equivalents	7,328	(19,205)

Cash and cash equivalents, beginning of period	57,892	95,595

Cash and cash equivalents, end of period	$65,220	$76,390

Supplemental Cash Flow Information:

Cash paid for interest	$1,441	$2,156
Cash paid for income taxes, net	436	1,849
Cash paid for restructuring and other exit costs	765	18
Cash paid for litigation and dispute settlement charges	167	-
Cash paid for transaction-related costs	318	3,118

FTD COMPANIES, INC.

UNAUDITED SEGMENT INFORMATION

(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Quarter Ended
	March 31,
	2016	2015
Consumer:
Segment revenues	$78,659	$88,070
Segment operating income (1)	$6,474	$7,470
Consumer orders (2)	1,022	1,168
Average order value (3)	$72.67	$71.39

Provide Commerce:
Segment revenues	$157,097	$183,236
Segment operating income (1)	$7,076	$8,912
Consumer orders (2)	3,123	3,579
Average order value (3)	$49.69	$50.77

Florist:
Segment revenues	$46,992	$46,004
Segment operating income (1)	$12,810	$14,147
Average revenues per member (4)	$3,888	$3,619

International:
Segment revenues (in USD)	$52,713	$55,256
Segment revenues (in GBP)	£36,840	£36,518
Segment operating income (in USD) (1)	$7,749	$7,977
Consumer orders (2)	878	887
Average order value (in USD) (3)	$49.61	$51.08
Average order value (in GBP) (3)	£34.69	£33.77
Average currency exchange rate: GBP to USD	1.43	1.51

FTD COMPANIES, INC.

UNAUDITED RECONCILIATIONS

(in thousands)

The following tables contain reconciliations of Adjusted EBITDA, Free Cash Flow, and Adjusted Net Income to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME

AND NET INCOME TO ADJUSTED EBITDA

	Quarter Ended
	March 31,
	2016	2015
Segment Operating Income (1) :
Consumer	$6,474	$7,470
Provide Commerce	7,076	8,912
Florist	12,810	14,147
International	7,749	7,977
Unallocated expenses	(9,516)	(13,511)
Depreciation and amortization	(21,277)	(20,755)
Operating income	3,316	4,240

Interest expense, net	(2,314)	(2,308)
Other income/(expense), net	1,809	(11)
Benefit/(provision) for income taxes	(720)	113
Net income (GAAP basis)	$2,091	$2,034

Net income (GAAP basis)	$2,091	$2,034
Interest expense, net	2,314	2,308
Provision/(benefit) for income taxes	720	(113)
Depreciation and amortization	21,277	20,755
Stock-based compensation	4,040	1,942
Transaction-related costs	126	4,155
Restructuring and other exit costs	433	2,168
Adjusted EBITDA (5)	$31,001	$33,249

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended
	March 31,
	2016	2015
Net cash provided by operating activities (GAAP basis)	$17,575	$21,941
Capital expenditures	(4,611)	(3,602)
Cash paid for transaction-related costs	318	3,118
Cash paid for litigation and dispute settlement charges and gains	167	-
Cash paid for restructuring and other exit costs	765	18
Free Cash Flow (6)	$14,214	$21,475

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Quarter Ended
	March 31,
	2016	2015
Net income, as reported (GAAP basis)	$2,091	$2,034
Stock-based compensation	4,040	1,942
Amortization of intangible assets	15,416	15,401
Transaction-related costs	126	4,155
Restructuring and other exit costs	433	2,168
Income tax effect of adjustments to net income	(7,482)	(9,114)
Adjusted Net Income (7)	$14,624	$16,586